Exhibit 10.40

LOAN AGREEMENT

by and between

GigOptix-Helix AG,

Seefeldstrasse 45, CH-8008 Zürich – Switzerland

(hereinafter the “Lender”)

and

GigOptix LLC,

2400 Geng Road, Suite 100, Palo Alto, CA 94303 – USA

(hereinafter the “Borrower”)

(Lender and Borrower each a “Party” or together the “Parties”)

1.	DEFINITIONS

In addition to the definitions elsewhere in this Loan Agreement the following terms shall have the following meanings:

BANK ACCOUNT: The bank account of the Borrower

Name of Bank:	Silicon Valley Bank

Address:	3003 Tasman Dr, Santa Clara, CA USA

IBAN:	121140399

SWIFT:	SVBKUS6S

Account holder:	GigOptix

Account number:	3300587127

BUSINESS DAY: Any day (other than a Saturday or Sunday) on which the Banks in Switzerland are open for business.

FINAL MATURITY DATE: The date on which the last installment for the repayment becomes due pursuant to Article 4 of this Agreement.

2.	LOAN

2.1	Loan Amount

Subject to the terms of this Loan Agreement, the Lender grants to the Borrower a loan (“the Loan”) in the aggregate principal amount of USD 700,000.00 [US-Dollar seven-hundred-thousand 0/00] (the “Loan Amount”).

2.2	Purpose

The Borrower shall apply the proceeds of the Loan in particular but not limited to, as follows:

•	Enhance semiconductor device Development

•	Develop Global Marketing and Sales activities to enhance product sells

2.3	Disbursement

The Lender shall disburse the Loan in one amount by transferring the Loan Amount no later than January 21, 2008 to the Bank Account with value date of January 21, 2008 (the “Drawdown Date”). The Drawdown Date shall be within five Business Days after the signing of this Loan Agreement. The signing of this Loan Agreement shall take place on January 16, 2008 or at another date to be mutually agreed between the Parties.

3.	INTEREST

3.1	Interest Rate

The interest rate applicable to the Loan (the “Interest Rate”) shall be minimum applicable rate p.a. as published by the Swiss Federal Tax Authorities in the circular (Rundschreiben) stating the applicable rates for the computation of monetary values (Zinssätze für die Berechnung der geldwerten Leístungen), calculated as from the Drawdown Date until the earlier of the Final Maturity (as defined herein) or the date, on which the funds are received freely available by the Lender. The Interest shall be calculated on the basis of actual number of days elapsed divided by a year of 360 days. As of the date of this Loan Agreement, the applicable rate is 2.75% p.a. the Interest Rate will be adjusted to applicable rates published by the Swiss Federal Tax Authorities.

3.2	Accrual and Due Date

The Loan will bear interest as from the Drawdown Date. The Borrower shall pay accrued interest on the outstanding Loan Amount quarter annually on the last day of each quarter (each an “Interest Payment Date”), the first payment taking place on the 31st of March 2008. If the due date for such interest payment does not fall on a Business Day, the payment shall be made on the next following Business Day.

4.	MATURITY AND REPAYMENT

4.1	Final Maturity

The Loan will terminate on December 31, 2009 (the “Maturity Date”) and the principal amount outstanding, plus any interest or other amounts owed under this Agreement, will become payable as of the Maturity Date. However, notwithstanding the foregoing, the Lender is entitled to terminate the Agreement pursuant to Article 8 of this Agreement.

4.2	Repayment

The Loan shall, subject to Sections 4.3 and 6. be repayable in 8 equal quarter annually installments, the first installment taking place on the 31st of March 2008.

4.3	Optional Prepayment

The Borrower shall have the right to prepay at any time all or part of the amount of the Loan Amount then outstanding, including interest accrued by giving not less than five Business Days notice to the Lender.

5.	PAYMENTS AND TAXES

5.1	Payments of the Borrower

All payments of principal and interest on the Loan shall be made at [account details of Lender], or at such other place as may be designated in writing by Lender.

5.2	Taxes

Payment of Interest and principal shall be made without any deduction of any taxes, imposts, penalties, duties, assessments or governmental charges of any kind, present or future (the “Taxes”), except to the extent that the Borrower is required by law to withhold or deduct any Taxes. If any Taxes must be deducted from any amounts payable or paid by the Borrower pursuant to or under this Loan Agreement, the Borrower shall pay such additional amounts as may be necessary to ensure that the Lender receives a net amount equal to the full amount which it would have received, had payment not be made subject to the Taxes.

6.	TERMINATION

6.1	Ordinary Termination

The Lender may at any time terminate this Agreement and declare the Loan Amount outstanding (including any accrued interest) due with 60 days prior written notice.

6.2	Acceleration

If

(a)	the Borrower does not pay on the due date any amount payable by it under this Loan Agreement;

(b)	the Borrower does not comply with any material obligation as set out in this Loan Agreement;

(c)	the Borrower is unable to pay its debts as they fall due or is otherwise insolvent;

(d)	any step is taken with a view to a composition, assignment or arrangement with any creditor of the Borrower or any person presents a petition for the bankruptcy winding up or administration of the Borrower (each of these events referred to in subsections (a) to (d) an “Event of Default”);

then the Lender may, by written notice to the Borrower, declare that an Event of Default has occurred and grant the Borrower 30 days to remedy such Event of Default. If in the opinion of the Lender such Event of Default has not been remedied within said deadlines, the Lender may by written notice to the Borrower, declare a default and the total Loan Amount together with all Interest accrued thereon up to the date of actual payment and all other amounts owed under this Agreement are immediately due and payable.

7.	GENERAL PROVISIONS

7.1	Notices

All notices, requests, demands and other communications under this Loan Agreement shall be in writing by e-mail, letter or telefax [(provided that such telefax shall be confirmed by letter)] and shall be addressed to:

if to the Lender:

GigOptix-Helix AG

Seefeldstrasse 45

CH-8008 Zurich

Attn: Dr. Marc Nater

Fax: +41 43 222 38 01

e-mail: marc.nater@wenger-plattner.ch

if to the Borrower:

GigOptix LLC

2400 Geng Road, Suite 100

Palo Alto, CA 94303, USA

Attn: Dr. Avi Katz

Fax: +1 650 424 1938

e-mail: avi@gigoptix.com

7.2	No Assignments

This Loan Agreement shall be binding on the Parties and their respective successors and assigns. Neither Party shall assign this Loan Agreement or any rights or obligations hereunder to any third Party without the prior written consent of the other Party hereto.

7.3	Confidentiality

The Parties undertake to keep the terms and conditions of this Loan Agreement in strict confidence and further undertake not to disclose any such information to third parties, except as may be required by law or as mutually agreed.

7.4	Amendments and Waivers

This Loan Agreement may only be modified or amended by a document signed by both Parties. Any provision contained in this agreement may only be waived by a document signed by the Party waiving such provision.

7.5	Severability

Should any provision of this Loan Agreement, or parts thereof, be held invalid or unenforceable by any competent court or government or administrative authority having jurisdiction, the other provisions of this Loan Agreement, or parts thereof, shall nonetheless remain valid. In such case, the Parties to this Agreement shall endeavor, to negotiate the substitute provision that best reflects the intentions of the Parties to this Loan Agreement.

7.6	Currency

All amounts payable under or pursuant to this Loan Agreement are payable in US-Dollars.

8.	APPLICABLE LAW AND JURISDICTION

This Agreement shall be governed by Swiss law, ignoring principles of conflicts of law.

All disputes arising out of or in connection with this Loan Agreement shall be settled exclusively before the Commercial Court of Zurich, Switzerland (Handelsgericht des Kantons Zürich)

Zurich, January ....., 2008		Palo Alto, January 10, 2008

For:		For:

GigOptix-Helix AG		GigOptix LLC

/s/ Dr. Avi Katz	/s/ Dr. Marc Nater	/s/ Dr. Avi Katz	/s/ Mike Forman
Dr. Avi Katz	Dr. Marc Nater	Dr. Avi Katz	Mike Forman